Exhibit 4(d)
AMENDMENT NO. THREE
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2005
     WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2005 (the “Plan”); and
     WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan (i) as necessary to reflect required and applicable discretionary amendments described in Internal Revenue Service Notice 2007-3, and (ii) as necessary to reflect applicable provisions of the Pension Protection Act of 2006.
     NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of January 1, 2008, except as otherwise provided, as follows:
     1. Subsection 2.01(a) is amended by striking said Subsection and substituting in lieu thereof the following:
(a)	ADDITIONS: With respect to each Year, the sum of: (i) the total of the Employer contributions allocated to a Participant’s Employer Contribution Account, Safeharbor Matching Contribution Account , Matching Contribution Account, where appropriate, and Salary Reduction Contribution Account (including any amounts characterized as Excess Contributions and amounts characterized as Excess Deferrals, if such Excess Deferrals are not distributed as provided for in Subsection 4.01(c) hereof), (ii) any amount allocated to an “individual medical account,” as defined in Code Section 415(l)(2), which is part of a Defined Benefit Plan maintained by an Employer; and (iii) any amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post retirement medical benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)) under a welfare benefit fund (as defined in Code Section 419(e)) maintained by an Employer. Additions shall not include rollover contributions (as defined in Code Sections 402(a)(5), 403(a)(4), 408(d)(3) and 409(b)(3)(C)), repayments of loans made to a Participant from the Plan, repayments of amounts described Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D); and the direct transfer of employee contributions from one qualified plan to another. The restoration of an Employee’s accrued benefits by the Employer in accordance with Code Section 411(a)(3)(D) or Code Section 411(a)(7)(C) will not be considered an Addition for the Year in which the restoration occurs. The transfer of funds from one qualified plan to another will not be considered an Annual Addition for the Year in which the transfer occurs.

     2. Subsection 2.01(j)(1) is amended by striking said Subsection and substituting in lieu thereof the following:
(1)	The total of all units paid to a Participant by an Employer for personal services as reported on the Participant’s Federal Income Tax Withholding Statement (Form W-2) plus any amounts excluded from such reporting pursuant to Code Sections 125 , 401(k) and 132(f)(4), but excluding (i) expense reimbursements, (ii) bonuses, (iii) any contributions made under this Plan, any other plan of deferred compensation or any welfare benefit plan (other than amounts contributed pursuant to such Sections 125 and 401(k)), and (iv) other special payments of any kind that are unrelated to the Participant’s activities associated with or in lieu of his performance of services for the Employer. Notwithstanding any other provision of this Plan, Compensation shall include any and all lump sum payments made to such Participant by an Employer.
     3. Subsection 2.01(j) is amended by adding the following Subsection 2.01(j)(4):
(4)	Notwithstanding the preceding, for Plan Years beginning on or after January 1, 2008, payments made within 2-1/2 months after “severance from employment” (within the meaning of Code Section 401(k)(2)(B)(i)(I)) will be Compensation within the meaning of Code Section 415(c)(3) if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in the employment with the Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours(such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued. Any payments not described above are not considered Compensation if paid after severance from employment, even if they are paid within 2-1/2 months following severance from employment, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.
     4. Subsection 2.01(x) is amended by striking said Subsection and substituting in lieu thereof the following:
(x)	HIGHLY COMPENSATED EMPLOYEE: A Participant or Former Participant who is a Highly Compensated Employee, as defined in Code Section 414(q). A Participant or Former Participant is considered a Highly Compensated Employee if:
(1)	during the Plan Year (the “Determination Year”) or during the twelve month period immediately preceding the Determination Year or, if the Company elects, the calendar year ending with or within the Determination Year (the “Look Back Year”), the Participant or former Participant was at any time a “five percent owner” as defined in Section 5.04(a)(2)(C)(2) hereof; or

(2)	for the preceding Plan Year the Participant or former Participant had Compensation from the Employer in excess of $80,000, as adjusted by the Secretary of the Treasury. The $80,000 amount shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period is the calendar quarter ending September 30, 1996.
The Committee shall determine which Participants or Former Participants are Highly Compensated Employees in a manner consistent with Code Section 414(q) and regulations issued thereunder. The Employer may make a calendar year election to determine the Highly Compensated Employees for the Look Back Year, as prescribed by the applicable treasury regulations. A calendar year election must apply to all plans and arrangements of the Employer.

A Former Participant who separated from Service, or is deemed to have separated from Service under the applicable treasury regulations, prior to the Plan Year, who performs no Service for the Employer during the Plan Year and who was a Highly Compensated Employee either for the Separation Year or any Plan Year ending on or after such former Participant attained age fifty-five (55) years is considered a Highly Compensated Employee. Generally, Separation Year means the Plan Year during which the Employee separates from Service with the Employer.
     5. Subsection 4.01(b) is amended by adding the following paragraph at the end of said Subsection:
Effective for Plan Years beginning on and after January 1, 2008, a Participant for whom Automatic Salary Reduction Contributions have been made to the Plan may elect during the “Distribution Election Period” (defined below) to receive a distribution of Automatic Salary Reduction Contributions, and earnings and losses attributable thereto, made with respect to such Participant beginning with the first payroll period for which Automatic Salary Reduction Contributions were made with respect to the Participant and continuing through any succeeding payroll period beginning prior to the effective date of the election, which shall be no later than the last day of the final payroll period that begins prior to the expiration of the Distribution Election Period. The Distribution Election Period shall be the ninety (90) day period beginning on the payroll date that an Automatic Salary Reduction Contribution is withheld from the Participant’s Compensation. Any such distribution of Automatic Salary Reduction Contribution shall be considered an “Automatic Salary Reduction Contribution Distribution” for purposes of the Plan and shall be made in accordance with Code Section 414(w), and the applicable guidance issued thereunder. An Automatic Salary Reduction Contribution Distribution shall not be subject to the early distribution tax imposed by Code Section 72(p).
     6. Subsection 4.01(g) is amended by adding the following paragraph at the end of said Subsection:
For Plan Years beginning on and after January 1, 2008, any Automatic Salary Reduction Contribution that is distributed as an Automatic Salary Reduction Contributions Distribution, as described in Section 4.01(b) of the Plan, shall not be included as a Salary Reduction Contribution for purposes of determining whether the limitations in this Section 4.01(g) are met.

     7. The first paragraph of Subsection 4.01(g)(3) is amended by striking said paragraph and substituting in lieu thereof the following:
In the event that following the end of a Plan Year, it is determined by the Committee that the Salary Reduction Contributions for Highly Compensated ADP Employees exceed the limitations of Section 4.01(g)(1), then the amount in excess of such limitation (“Excess Contributions”) (and the income thereon) (with the amount of such Excess Contributions calculated by reducing the contributions made on behalf of Highly Compensated ADP Employees in the order of the actual deferral percentages beginning with the highest such percentage and continuing to reduce the Salary Reduction Contributions of the Highly Compensated ADP Employees with the next highest contribution percentages in a like manner in descending order based on rates of contribution percentages until such percentages satisfy the test in Section 4.01(g)(1)) shall be distributed to the Highly Compensated ADP Employees, notwithstanding any Plan provision to the contrary, no later than the last day of the Plan Year following the close of the Plan Year in which such Excess Contributions occurred. For Plan Years beginning prior to January 1, 2008, if such Excess Contributions are distributed more than two and one half (2-1/2) months after the last day of the Plan Year in which such Excess Contributions occurred, a ten percent (10%) excise tax will be imposed on the Employer with respect to such amounts. For Plan Years beginning on or after January 1, 2008, if such Excess Contributions are distributed more than six (6) months after the last day of the Plan Year in which such Excess Contributions occurred, a ten percent (10%) excise tax will be imposed on the Employer with respect to such amounts.
     8. Subsection 4.01(g)(4)(c) is amended by striking said Subsection and substituting in lieu thereof the following:
Effective for the Plan Year beginning on January 1, 2006, Excess Contributions shall be adjusted for any income or loss up to the date of distribution. The income or loss allocable to Excess Contributions is the sum of: (i) the income or loss allocable to the Participant’s Salary Reduction Contribution Account for the taxable year, multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions for such year and the denominator of which is the Participant’s Salary Reduction Contribution Account balance attributable to the Salary Reduction Contributions without regard to any income or loss occurring during such taxable year; and (ii) ten percent (10%) of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Participant’s taxable year and the date of distribution, counting the month of distribution as a whole month if the distribution occurs after the 15th day of such month. This subsection 4.01(g)(4)(c) shall not apply for Plan Years beginning on or after January 1, 2008, or for any Plan Year beginning prior to January 1, 2006.
     9. Subsection 4.01(g)(5)(a) is amended by adding the following provision to the end of the second paragraph:
For Plan Years beginning on and after January 1, 2008, any Automatic Salary Reduction Contribution that is distributed as an Automatic Salary Reduction Contributions Distribution, as described in Section 4.01(b) of the Plan, shall not be included as a Salary Reduction Contribution for purposes of calculating ADP.

     10. Subsection 4.01(g)(5)(b) is amended by striking said Subsection in its entirety and substituting in lieu thereof the following:
(b)	“Total Compensation” as used in this Section 4.01(g) shall have the same meaning as that set forth in Section 5.03(b) hereof.
     11. Section 4.02 is amended by adding the following Subsection 4.02(f):
(f)	For Plan Years beginning on and after January 1, 2008, to the extent that a Safeharbor Matching Contribution is made with respect to an Automatic Salary Reduction Contribution that is distributed as an Automatic Salary Reduction Contribution Distribution, as described in Section 4.01(b) of the Plan, such Safeharbor Matching Contribution, and earnings and losses attributable thereto, shall be forfeited and allocated to a forfeiture account in the Plan and used to reduce future Employer contributions to the Plan. The amount to be forfeited shall be deducted from the Non-ESOP portion (as defined in Section 7.02 hereof) of the Participant’s Safeharbor Matching Contribution Account, so long as there are amounts in such portion, and thereafter shall be deducted from the ESOP portion of the Participant’s Safeharbor Matching Contribution Account (as defined in Section 7.02 hereof) containing Company Stock. If interests in more than one class of Company Stock have been allocated to the ESOP portion of such Account, the forfeiture will be made in the same proportion of each such class of Company Stock.
     12. Section 5.03 is amended by striking said Section in its entirety and substituting in lieu thereof the following:
5.03	Maximum Additions
(a)	Notwithstanding anything contained herein to the contrary, the total Additions made to the Salary Reduction Account, Safeharbor Matching Contribution Account, Employer Contribution Account and, if applicable, Matching Contribution Account of a Participant for any Plan Year shall not exceed the lesser of:
(1)	Forty Thousand Dollars ($40,000) (or such higher amount to which such amount shall be adjusted by the Secretary of the Treasury or his delegate pursuant to Code Section 415(d)), or

(2)	one hundred percent (100%) of the Participant’s total compensation for such Plan Year (even though such Participant may not have been a Participant for the entire Plan Year).

The compensation limit referred to in clause (2) above shall not apply to any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an Addition.
(b)	For purposes of Section 5.03, a Participant’s “total compensation” shall means:

(1)	The sum of:
(i)	All earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with his Employer and any Affiliates, without regard to whether or not an amount is paid in cash, (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)) which are actually paid or made available to an Employee during the Year;

(ii)	Any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includable in the gross income of the Participant by reason of Code Sections 125 or 457; and

(iii)	Any elective amounts which are not includable in the gross income of the Participant by reason of Code Section 132(f)(4).
For Years beginning on or after January 1, 2008, payments made within 2 1/2 months after “severance from employment” (within the meaning of Code Section 401(k)(2)(B)(i)(I)) will be included in “total compensation” if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in the employment with the Employer and are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours(such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued. Any payments not described above are not considered Compensation if paid after severance from employment, even if they are paid within 2 1/2 months following severance from employment, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.
(2)	Total compensation shall exclude the following:

(i)	Employer contributions to a plan of deferred compensation to the extent that, prior to the application of the limitations of Code Section 415 to the Plan, the contributions are not included in the gross income of a Participant for the taxable year in which contributed;

(ii)	Employer contributions on behalf of a Participant to a simplified employee pension plan under Code Section 219(b)(7) to the extent the contributions are deductible by the Participant;

(iii)	Any distributions from a plan of deferred compensation other than an unfunded nonqualified plan of deferred compensation, whether or not includable in the gross income of the Participant when distributed;

(iv)	Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by a Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(v)	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(vi)	other amounts which receive special tax benefits, or contributions made by an Employer (whether or not under a salary reduction agreement) for the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Participant).
Notwithstanding the foregoing, total compensation shall not include any Compensation in excess of Two Hundred Thousand Dollars ($200,000) or such larger amount as results from the adjustment provided for in Code Section 401(a)(17)(B). The adjustments under Code Section 401(a)(17)(B) in effect for a calendar year shall apply to Compensation for the Plan Year beginning with or within such calendar year.
(c)	If such Additions exceed the limitation set forth in Section 5.03(a) above, such excess Additions shall be corrected in accordance with the applicable provisions of Revenue Procedure 2006-27, or such subsequent guidance issued by the Internal Revenue Service describing the Employee Plans Compliance Resolution System, or similar correction program. In the event that any Participant in this Plan is also a participant under any other defined contribution plan maintained by an Employer or an Affiliate (whether or not terminated), the total amount of Additions to such Participant’s accounts under all such defined contribution plans for the Year shall not exceed the limitations set forth in Subsection 5.03(a) above. If such total amount of Additions to a Participant’s accounts under all such defined contribution plans for the Year does exceed the limitations set forth in Subsection 5.03(a) above, then the excess Additions to such Participant’s accounts shall corrected in accordance with this Section 5.03(c).

(d)	Notwithstanding the foregoing, in the case of a Participant (i) who is permanently and totally disabled (as provided in Code Section 415(c)(3)(C)), (ii) who was not a Highly Compensated Employee immediately prior to becoming permanently and totally disabled (as provided in Code Section 415(c)(3)(C)), and (iii) with respect to whom the Company elects to have this Section 5.03(d) apply, the term “total compensation” shall mean the compensation the Participant would have received for the Plan Year if the Participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled, provided that such amount is greater than the Participant’s total compensation would have been without the application of this Section 5.03(d). Section 5.03(d) shall apply only to the extent that contributions made with respect to amounts treated as total compensation under this Section 5.03(d) are nonforfeitable when made.
     13. Subsection 5.04(d) is amended by striking said Subsection and substituting in lieu thereof the following:
(d)	“Total Compensation” Defined. The term “total compensation” as used in this Section 5.04 shall have the same meaning as that set forth in Section 5.03(b) hereof.
     14. Subsection 6.04(f)(2) is amended by adding the following provision to the end of said Subsection:
Effective January 1, 2008, notwithstanding the foregoing definition of “Eligible Retirement Plan”, if the distributee is a designated Beneficiary who is not the surviving spouse of the deceased Participant, “Eligible Retirement Plan” shall mean only an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b) that is established in the name of the deceased Participant for the benefit of the such designated Beneficiary.
     15. Subsection 6.04(f)(3) is amended by adding the following provision to the end of said Subsection:
Effective January 1, 2008, distributee shall also mean a designated Beneficiary who is not the surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).
     16. Subsection 6.06(a)(1)(a) is amended by striking said Subsection and substituting in lieu thereof the following:
(a)	for Plan Years (i) beginning prior to January 1, 2006, medical expenses (as described in Code Section 213(d)) incurred by the Participant, his spouse or any of his dependents, (ii) beginning on and after January 1, 2006, expenses for (or necessary to obtain) medical care that would be deductible under Code Section

213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income), (iii) beginning on and after January 1, 2008, in addition to expenses described in Section 6.06(a)(1)(a)(ii), expenses for (or necessary to obtain) medical care, as defined in Code Section 2.13(d) for a Participant’s designated Beneficiary;
     17. Subsection 6.06(a)(1)(c) is amended by striking said Subsection and substituting in lieu thereof the following:
(c)	for Plan Years (i) beginning prior to January 1, 2006, the payment of tuition and room and board for the next twelve (12) months of post- secondary education for the Participant, the Participant’s spouse, children or dependents, (ii) beginning on and after January 1, 2006, payment of tuition, related educational fees and room and board expenses for up to the next twelve (12) months of post secondary education for the Participant or such Participant’s spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), (iii) beginning on and after January 1, 2008, in addition to expenses described in Section 6.06(a)(1)(c)(ii), payment of tuition, related educational fees and room and board expenses for up to the next twelve (12) months of post secondary education for the Participant’s designated Beneficiary;
     18. Subsection 6.06(a)(1)(e) is amended by striking said Subsection and substituting in lieu thereof the following:
(e)	for Plan Years (i) beginning on and after January 1, 2006, payment for a funeral or burial expenses for the Participant’s deceased parent, spouse, child or dependent (as defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), (ii) beginning on and after January 1, 2008, in addition to expenses described in Section 6.06(a)(1)(e)(i), payment for a funeral or burial expenses for the Participant’s deceased designated Beneficiary; or
     19. Effective with respect to amendments adopted after August 9, 2006, Section 10.01 is amended by striking said Section and substituting in lieu thereof the following:
The Company reserves the right to make from time to time any amendment or amendments to this Plan which do not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants, Former Participants or their Beneficiaries; provided, however, that the Company may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA. In addition, no amendment hereof, unless made to secure the approval of the Internal Revenue Service or other governmental bureau or agency shall operate retroactively to reduce or divest the then vested interest hereunder of any Participant, Former Participant or Beneficiary or to reduce or divest any benefit payable hereunder. Notwithstanding the foregoing, effective for Plan Years beginning on an after January 1, 2005, the foregoing requirement shall not apply to an amendment that eliminates or restricts the ability of a Participant to receive payment of his or her account balance under a particular optional form of benefit if the Plan after the amendment provides a single-sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For purposes of this Section 15.04, a single-sum distribution form is otherwise identical only if the single-sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.
No amendment shall be made hereunder which would increase the duties and liabilities of the Trustee without the Trustee’s express written consent.
Under no condition shall any amendment impose a vesting schedule, or subsequently change the vesting schedule to one which would result in the nonforfeitable percentage of the accrued benefit derived from Company contributions (determined as of the later of the date of the adoption of the amendment or of the effective date of the amendment) of any Participant being less than such nonforfeitable percentage computed under the Plan without regard to such amendment. No amendment shall change the vesting schedule unless each Participant with three (3) or more years of Service as of the expiration date of the election period described below, is permitted to elect, within the election period described below, to have his nonforfeitable percentage computed under the Plan without regard to the amendment.
The election period described herein shall begin no later than the date upon which the amendment is adopted and shall end no later than the latest of the following dates:
(a)	the date which is sixty (60) days after the day the amendment is adopted,
(b)	the date which is sixty (60) days after the day the amendment becomes effective, or
(c)	the date which is sixty (60) days after the day the Participant is issued a written notice of the amendment by the Company.
     IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. THREE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005 to be executed in its name on its behalf this 31st day of January, 2008, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION
By:	/s/ ROBERT W. BEST
Robert W. Best
Chairman, President and Chief Executive Officer